                                                                   EXHIBIT 13.1
                CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                    (in thousands, except per share amounts)

                                                    Year ended December 31,

                                                1999         1998         1997
                                                ----         ----         ----

Revenue                                     $ 814,077    $ 737,678    $ 716,989
Freight consolidation costs                   482,085      435,998      438,945
                                            ----------   ----------   ----------

Net revenue                                   331,992      301,680      278,044

Other costs and expenses:
    Salaries and related                      173,431      158,382      147,931
    Operating, selling and administrative     131,348      119,469       97,740
                                            ----------   ----------   ----------

Total other costs and expenses                304,779      277,851      245,671
                                            ----------   ----------   ----------

Income from operations                         27,213       23,829       32,373

Other income (expense):
    Interest income (expense), net               (304)       2,475        1,225
    Income from affiliates, net                 3,922        3,853        5,785
    Other, net                                  5,724        1,288        1,527
                                            ----------   ----------   ----------

    Total other income, net                     9,342        7,616        8,537
                                            ----------   ----------   ----------

Income before taxes                            36,555       31,445       40,910

Taxes on income                                13,343       12,930       14,578
                                            ----------   ----------   ----------

Net income                                   $ 23,212     $ 18,515     $ 26,332
                                            ==========   ==========   ==========

Net income per share:
    Basic                                      $ 1.35       $ 1.09       $ 1.57
                                            ==========   ==========   ==========
    Diluted                                    $ 1.34       $ 1.07       $ 1.53
                                            ==========   ==========   ==========

Weighted average common shares outstanding:
    Basic                                      17,213       17,040       16,823
                                            ==========   ==========   ==========
    Diluted                                    17,365       17,260       17,191
                                            ==========   ==========   ==========

Dividends declared per share                   $ 0.27       $ 0.27       $ 0.27
                                            ==========   ==========   ==========



                 See Notes to Consolidated Financial Statements

               CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                December 31,
                                                             1999         1998
                                                         ----------   ----------
ASSETS
Current assets:
     Cash and equivalents                                $  40,347    $  44,586
     Short-term investments                                 14,366       14,213
     Trade receivables, less allowance for doubtful
         accounts of: 1999, $7,835; 1998, $7,131           284,504      252,615
     Other receivables                                      10,415        7,765
     Other current assets                                    8,402        7,820
                                                         ----------   ----------
         Total current assets                              358,034      326,999

Property:
     Land                                                   15,258       15,161
     Buildings and improvements                             75,501       70,632
     Equipment and furniture                                96,048       78,204
                                                         ----------   ----------
         Total                                             186,807      163,997
     Less accumulated depreciation                         (83,953)     (75,809)
                                                         ----------   ----------
         Property, net                                     102,854       88,188


Equity securities                                              770          935
Investments in unconsolidated affiliates                    48,207       42,967
Goodwill, net                                               31,166       30,727
Other assets                                                 4,361        3,913
                                                         ----------   ----------
Total assets                                             $ 545,392    $ 493,729
                                                         ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable to banks                              $   7,801    $   7,869
     Trade payables                                        187,724      175,532
     Accrued salaries and related costs                     17,008       15,582
     Dividends payable                                       2,349        2,312
     Income taxes payable                                    8,161        7,292
     Other liabilities                                      27,350       24,984
                                                         ----------   ----------
         Total current liabilities                         250,393      233,571

Minority interests                                           5,809        4,546
Deferred income taxes                                       12,602       14,342
Capital lease obligations                                    3,369          -
Long-term notes payable                                     32,244       21,558
Commitments and contingencies                                  -            -

Stockholders' equity:
    Preferred stock, $1 par: shares
        authorized, 1,000,000; none issued                     -            -
    Common stock, $1 par: shares
        authorized, 40,000,000;
        shares issued and outstanding
        1999, 17,419,001; 1998, 17,131,994                  35,612       30,822
     Retained earnings                                     220,437      201,907
     Accumulated other comprehensive loss                  (15,074)     (13,017)
                                                         ----------   ----------
         Total stockholders' equity                        240,975      219,712
                                                         ----------   ----------
Total liabilities and stockholders' equity               $ 545,392    $ 493,729
                                                         ==========   ==========

                 See Notes to Consolidated Financial Statements


                                    CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           (in thousands, except share amounts)


                                  For the years ended December 31, 1999, 1998 and 1997


                                                                                                          Accumulated
                                                                                                             Other         Total
                                          Common Stock        Treasury Stock      Retained Comprehensive Comprehensive Stockholders'
                                          ------------        --------------
                                       Shares     Amount      Shares    Amount    Earnings     Income    Income (Loss)     Equity
                                     ----------- ---------  --------- ---------  ----------   ---------  -------------  ------------
Balance December 31, 1996            17,163,490  $ 22,683   (500,000) $ (8,947)  $ 174,201                  $ (5,160)     $ 182,777
    Comprehensive income:
      Net income                            -         -          -         -        26,332    $ 26,332           -           26,332
                                                                                              ---------
      Change in the value of
         marketable securities, net         -         -          -         -           -           398           398            398
      Foreign currency translation          -         -          -         -           -      ( 10,736)      (10,736)       (10,736)
                                                                                              ---------
      Other comprehensive loss                                                                ( 10,338)
                                                                                              ---------
    Comprehensive income                                                                      $ 15,994
                                                                                              =========
    Cash dividends ($.27 per share)         -         -          -         -        (4,363)                      -           (4,363)
    Issuance of stock for acquisition    32,958       785        -         -           -                         -              785
    Issuance of restricted stock         24,615       626        -         -           -                         -              626
    Exercise of stock options,
      including tax benefit             283,590     5,153        -         -           -                         -            5,153
    Retirement of treasury stock       (500,000)     (791)   500,000     8,947      (8,156)                      -              -
                                     ----------- ---------  --------- ---------  ----------                -----------    ----------
Balance December 31, 1997            17,004,653  $ 28,456        -    $    -     $ 188,014                 $ (15,498)     $ 200,972
    Comprehensive income:
      Net income                              -         -        -         -        18,515    $ 18,515           -           18,515
                                                                                              ---------
      Change in the value of
         marketable securities, net           -         -        -         -           -           (43)          (43)           (43)
      Foreign currency translation            -         -        -         -           -         2,524         2,524          2,524
                                                                                              ---------
      Other comprehensive income                                                                 2,481
                                                                                              ---------
    Comprehensive income                                                                      $ 20,996
                                                                                              =========
    Cash dividends ($.27 per share)           -         -        -         -        (4,622)                      -           (4,622)
    Issuance of restricted stock         13,942       172        -         -           -                         -              172
    Exercise of stock options,
      including tax benefit             113,399     2,194        -         -           -                         -            2,194
                                     ----------- ---------  --------- ---------  ----------                -----------    ----------
Balance December 31, 1998            17,131,994  $ 30,822        -    $    -     $ 201,907                 $ (13,017)     $ 219,712
    Comprehensive income:
      Net income                              -         -        -         -        23,212    $ 23,212           -           23,212
                                                                                              ---------
      Change in the value of
         marketable securities, net           -         -        -         -           -            39            39             39
      Foreign currency translation            -         -        -         -           -        (2,096)       (2,096)        (2,096)
                                                                                              ---------
      Other comprehensive loss                                                                  (2,057)
                                                                                              ---------
    Comprehensive income                                                                      $ 21,155
                                                                                              =========
    Cash dividends ($.27 per share)           -         -        -         -        (4,682)                      -           (4,682)
    Exercise of stock options,
      including tax benefit             287,007     4,790        -         -           -                         -            4,790
                                     ----------- ---------  --------- ---------  ----------                -----------    ----------
Balance December 31, 1999            17,419,001  $ 35,612        -    $    -     $ 220,437                 $ (15,074)     $ 240,975
                                     =========== =========  ========= =========  ==========                ===========    ==========

                                     See Notes to Consolidated Financial Statements

                CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                      Year Ended December 31,

                                                    1999       1998       1997
                                                    ----       ----       ----
Operating activities:
    Net income                                   $ 23,212   $ 18,515   $ 26,332
    Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                16,046     13,604     12,046
      Provision for doubtful accounts               5,898      4,232      5,050
      Deferred income taxes                        (2,043)     1,963      6,531
      Gains on sales of assets                     (5,228)      (271)      (613)
      Equity in earnings of affiliates, net of
       dividends received                          (3,156)    (2,229)    (5,785)
      Minority interests, net of dividends paid       338        928      1,286
      Other                                           (36)       171         (5)
      Net effect of changes in working capital
       Trade receivables                          (39,280)   (14,299)   (14,475)
       Other receivables                             (938)    (2,677)       788
       Other current assets                        (1,425)     3,822     (1,621)
       Trade payables                              12,634      4,875      4,113
       Other liabilities                            2,238      9,674        593

                                                 ---------  ---------  ---------
Net cash provided by operating activities           8,260     38,308     34,240
                                                 ---------  ---------  ---------

Investing activities:
    Proceeds from sales of assets                   4,301      1,527      1,468
    Proceeds from sales of equity securities        5,019        495      6,669
    Net proceeds from sales (purchases)
      of short-term investments                      (436)    20,281    (27,553)
    Capital expenditures                          (28,473)   (12,960)   (14,144)
    Acquisitions of businesses                     (2,725)   (13,229)    (3,731)
    Other                                               -         (3)      (101)
                                                 ---------  ---------  ---------
Net cash used in investing activities             (22,314)    (3,889)   (37,392)
                                                 ---------  ---------  ---------

Financing activities:
    Issuance (repayment) of long-term
     notes payable                                 10,686    (11,507)    (1,295)
    Issuance (repayment) of short-term
     notes payable                                    (68)     5,022     (4,936)
    Payments on capital lease                        (634)       -          -
    Dividends                                      (4,645)    (4,503)    (4,085)
    Proceeds from exercise of stock options         4,477      1,980      4,360

                                                 ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                               9,816     (9,008)    (5,956)
Effect of exchange rate changes on cash                (1)     1,177     (4,458)
                                                 ---------  ---------  ---------

Increase (decrease) in cash and equivalents        (4,239)    26,588    (13,566)

Cash and equivalents at beginning of period        44,586     17,998     31,564
                                                 ---------  ---------  ---------

Cash and equivalents at end of period            $ 40,347   $ 44,586   $ 17,998
                                                 =========  =========  =========

Supplemental cash flow information:
    Cash paid for interest                       $  2,951   $  2,001   $  2,837
                                                 =========  =========  =========
    Cash paid for income taxes                   $ 14,607   $ 11,155   $  6,676
                                                 =========  =========  =========
    Non-cash transactions:
       Issuance of stock for acquisitions        $    -     $ 21,000   $    785
                                                 =========  =========  =========
       Mortgages assumed in acquisitions         $    -     $  5,265   $    -
                                                 =========  =========  =========
       Property acquired under capital lease     $  4,366   $    -     $    -
                                                 =========  =========  =========

                 See Notes to Consolidated Financial Statements

CIRCLE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies

Nature of Operations - Circle International Group, Inc. and subsidiaries (Circle) is an international transportation and logistics service provider. Circle's services are provided through its network of over 300 offices, distribution centers, and agents located in more than 100 countries on six continents. Circle's principal lines of business are air freight forwarding, ocean freight forwarding, customs brokerage and other value-added services such as warehousing, distribution and insurance. The principal markets for all lines of business are North America, Europe and Asia with significant operations in the Middle East, Latin America and the South Pacific (see Note 14).

Basis of Presentation - The consolidated financial statements of Circle have been prepared to give retroactive effect to the merger with Alrod
International, Inc. in August 1998 (See Note 3), which was accounted for under the pooling of interests method.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risk Factors - Circle's operations are influenced by many factors, including economic and political conditions around the world, international laws and currency exchange rates. The impact of some of these risk factors is reduced by having customers in a wide range of industries located throughout the world.

Principles of Consolidation - The accompanying consolidated financial statements include Circle International Group, Inc. and its controlled majority-owned subsidiaries. Investments in 50% or less owned affiliates, over which Circle has significant influence, are accounted for by the equity method (see Note 11). All significant intercompany balances and transactions have been eliminated.

Foreign Currency Translation - Assets and liabilities of Circle's foreign subsidiaries are translated into U.S. dollars at year-end rates of exchange, and income and expenses are translated at average rates during the year. Adjustments resulting from translating financial statements into U.S. dollars are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the statements of stockholders' equity. Gains and losses from foreign exchange transactions are included in net income.

Cash and Equivalents include demand deposits and investments with original maturities of three months or less.

Short-term Investments include deposits of cash in interest-bearing securities that have original maturities of greater than 90 days and less than one year. Such investments are classified as available for sale and the carrying value approximates fair value.

Marketable securities consist of preferred stock and common stock. Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. By policy, Circle invests primarily in high-grade marketable securities. All marketable securities are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

Trade Receivables include disbursements made by Circle on behalf of its customers for transportation costs and customs duties. The billings to customers for these disbursements, which are several times the amount of revenue and fees derived from these transactions, are not recorded as revenue and expense on Circle's income statements. Management establishes reserves based on the expected ultimate recovery of these receivables. Changes in reserves for 1999, 1998 and 1997 are as follows (in thousands):

Allowance for doubtful accounts  Balance at    Charged to             Balance at
                                the beginning   costs and  Deductions  the end
Year Ended December 31,            of year      expenses  /Write-offs  of year
-----------------------         -------------  ---------- ----------- ----------
1999                               $ 7,131      $ 4,705    $ (4,001)   $ 7,835
1998                                 7,816        4,232      (4,917)     7,131
1997                                 5,237        5,050      (2,471)     7,816

Property is stated at cost. The cost of property held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of property as follows: buildings, 20-50 years; leasehold improvements, life of the lease or estimated useful life if shorter; equipment and furniture, 3-10 years.

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the period of expected benefit, not exceeding 40 years. Accumulated amortization as of December 31, 1999 and 1998, was $14.2 million and $12.2 million, respectively.

Impairment of Long Lived Assets - The carrying value of long lived assets, including goodwill, is reviewed periodically based on the projected undiscounted cash flows of the related business unit over the remaining amortization period. If the cash flow analysis indicates that the carrying amount of an asset is not recoverable, the carrying value will be reduced to the estimated fair value of the assets or the present value of the future cash flows.

Revenue Recognition - Revenue and freight consolidation costs are recognized at the time the freight departs the terminal of origin. Customs brokerage and other revenue are recognized upon completing the documents necessary for customs clearance or completing other fee-based services. Revenue realized as an indirect air carrier or an ocean freight consolidator includes the direct carrier's charges to Circle for carrying the shipment. Revenue realized in other capacities includes only the commissions and fees received.

Net Income per Share - Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. The difference between weighted average shares outstanding for basic and diluted is the dilutive effect of outstanding stock options and restricted stock. Diluted net income per share is computed by dividing net income by the weighted average number of common shares outstanding, including the dilutive effect of outstanding stock options and restricted stock.

Taxes on Income - Circle provides a deferred tax expense or benefit equal to the change in the deferred tax assets and liabilities during the year. Deferred income taxes represent tax credit carry forwards and future tax effects resulting from temporary differences between the financial statement and the tax basis of assets and liabilities using current or enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign Currency Forward Contracts - Circle uses foreign currency forward contracts to hedge foreign currency exposure on certain trade and intercompany transactions. These contracts do not subject Circle to risk due to exchange rate movements because gains and losses on these contracts offset gains and losses on the payable or receivable being hedged. Gains and losses on such contracts are recognized currently in the carrying amount of the related payable. At December 31, 1999 and 1998, the notional amount of the foreign currency forward contracts outstanding amounted to $0.6 million and $1.9 million, respectively. The fair value of the contracts at December 31, 1999 and 1998, respectively, were insignificant. Realized gains and losses on the contracts for 1999, 1998 and 1997 were insignificant.

Fair Value of Financial Instruments - The fair values presented throughout these financial statements have been estimated using appropriate valuation methodologies and market information available at December 31, 1999 and 1998. However, considerable judgment is required in interpreting market data to develop estimates of fair value and the estimates presented are not necessarily indicative of the amounts that Circle could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, the fair values presented throughout these financial statements have not been estimated since December 31, 1999. Current estimates of fair value may differ significantly from the amounts presented.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and equivalents, receivables and payables, short-term investments and notes payable to banks - The carrying amount approximates fair value. Equity securities - The fair value is based on quoted market prices. As discussed in Note 4 to the consolidated financial statements, these securities are recorded at fair value.

     Borrowings - The fair value of Circle's long-term debt is estimated based on quoted market prices for the same or similar issues or on the current rates offered to Circle for debt of the same remaining maturities. The carrying amounts approximate their fair value. The carrying value of the capital lease obligation approximates fair value.

     Foreign currency forward contracts - The fair value is estimated based on the U.S. dollar equivalent at the contract exchange rate. Any gain or loss is largely offset by a change in the value of the underlying transaction, and is recorded as an unrealized foreign exchange gain or loss until the contract maturity date.

Stock-Based Compensation - Circle accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." ("APB No. 25"). The disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," are set forth in Note 8.

New Accounting Standards - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS 137. SFAS No. 133 defines derivatives, requires that derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. This statement is effective for Circle beginning in 2001. Circle has not assessed the impact of this new statement.

Reclassifications - Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.

Note 2 - Special Charges

During the quarter ended September 30, 1998, Circle recorded special charges of $10.7 million related to merger integration costs for Alrod International, Inc. (Alrod), the write-off of certain receivables at Circle Trade Services Ltd.
(CTSL), certain charges related to Latin America operations, facility consolidation, the write-down of information technology assets and employee severance costs. These charges were recorded in operating, selling and administrative expenses. As of December 31, 1998, $6.0 million had been utilized and $4.7 million was included in other liabilities. As of December 31, 1999, $9.0 million has been utilized and $1.7 million is included in other liabilities.

Note 3 - Acquisitions

In August 1998, Circle acquired 100% of the outstanding shares of Alrod, a privately owned international freight forwarding and customs brokerage company based on the West Coast of the U.S. In connection with the acquisition, Circle issued 770,642 shares of common stock in exchange for all of the outstanding stock of Alrod. The total purchase consideration was $21.0 million, of which $1.0 million continues to be held in escrow subject to the resolution of certain pre-acquisition contingencies. The acquisition was accounted for as a pooling of interests.

Summarized results of operations of the separate companies prior to the combination are as follows (in thousands):

                           6 Months Ended   Year ended
                              June 30,      December 31,
                                1998            1997
                            -----------     -----------
Net revenues:
      Circle                 $ 134,166       $ 262,753
      Alrod                      7,412          15,291
                            -----------     -----------
      Combined               $ 141,578       $ 278,044
                            ===========     ===========

Net income:
      Circle                  $ 13,043        $ 25,871
      Alrod                        259             461
                            -----------     -----------
      Combined                $ 13,302        $ 26,332
                            ===========     ===========

During 1998, Circle also acquired interests in other transportation and logistics providers located primarily in Singapore and the United Kingdom. In connection with these acquisitions, the seller retained a minority interest, for which Circle has buyout options. These acquisitions were accounted for using the purchase method. The aggregate purchase price for these acquisitions, net of cash acquired, was $13.2 million, resulting in $9.8 million of goodwill that is being amortized over estimated useful lives of up to 20 years.

During 1997, Circle acquired the assets of various freight forwarders and customs brokers for an aggregate purchase price of $4.9 million, including $0.8 million in Circle's common stock. These acquisitions were accounted for using the purchase method. In connection with these acquisitions, Circle recorded $3.4 million of goodwill, which is being amortized over estimated useful lives of up to 20 years.

If all of the purchase method acquisitions in 1998 and 1997 occurred on January 1 of the respective years, the effect on revenues and net income would have been immaterial. The results of these acquisitions are included in Circle's results as of the date of the acquisitions.

Note 4 - Equity Securities

Management has designated equity securities as available for sale. Changes in the fair value of available for sale securities, net of deferred taxes, are excluded from income and presented in the stockholders' equity section of the balance sheet under the caption "Accumulated other comprehensive loss." In 1998 and 1997, Circle sold debt and equity securities and realized losses of $13,000 and $20,000, respectively. Total unrealized losses on equity securities as of December 31, 1999, 1998 and 1997 were immaterial.

During the fourth quarter of 1999, Circle sold approximately 30% of its investment in the equity securities of Equant N.V., an international data network service provider, for net proceeds and a pre-tax gain of approximately $4.5 million and an after-tax gain of approximately $2.7 million or $.16 per diluted share. The pre-tax gain is recorded as Other, net in the Consolidated Income Statements. The remaining shares are held in a trust, are not currently marketable and have a zero cost basis. No other gains or losses on the sale of equity securities occurred during 1999.

Note 5 - Borrowings

Included in the $7.8 million notes payable to banks are $5.9 million of overnight borrowing at 6.5%.

Long-term notes payable included commercial paper of $25.0 million and $14.0 million at December 31, 1999 and 1998. The commercial paper is supported by a $40.0 million backup facility line of credit which expires on June 30, 2000, at which time Circle can convert any outstanding borrowings into a one-year term loan. The backup facility line of credit requires Circle to comply with certain financial covenants. Although the commercial paper is issued on a short-term basis, it is classified as long-term because Circle intends to reissue such paper as it matures and has the ability to refinance on a long-term basis. At December 31, 1999 and 1998, the weighted average interest rate of outstanding commercial paper was 6.5% and 5.6%, respectively.

At December 31, 1999 and 1998, Circle had long-term notes payable of approximately $7.2 million and $7.6 million, respectively (excluding current portion and commercial paper), with a weighted average interest rate of 5.8% and 6.0%, respectively. These notes are secured by real property.

Principal payments on long-term notes that mature in 2000 amounting to $1.9 million are classified as notes payable to banks. Principal payments for 2001 through 2004 are approximately $1.1 million, $0.4 million, $0.1 million and $0.1 million, respectively. Principal repayments thereafter are approximately $5.5 million. At December 31, 1999, Circle had unused borrowing capacity from its commercial paper program and lines of credit totaling $19 million.

Note 6 - Lease Commitments

At December 31, 1999, commitments on capital leases and long-term operating leases with remaining terms greater than one year require the following minimum annual payment obligations (in thousands):

                                   Capital     Operating
                                    Lease        Leases
                                  ---------    ----------
2000                               $   608     $  22,530
2001                                   608        15,581
2002                                   608        11,967
2003                                   608         9,494
2004                                   608         8,399
2005 and thereafter                  1,823        56,207
                                  ---------    ----------
Total minimum lease payments         4,863     $ 124,178
                                               ==========
Less amounts representing interest  (1,131)
                                  ---------
Present value of net minimum
   lease payments                    3,732
Less current obligations              (363)
                                  ---------
Long-term obligations              $ 3,369
                                  =========

The carrying value of property held under the capital lease was $4.4 million at December 31, 1999, and the accumulated amortization was $0.5 million. Rental expense under operating leases was $21.6 million in 1999, $18.8 million in 1998 and $17.2 million in 1997, net of rents from subleases of $1.6 million, $3.2 million and $1.0 million, respectively. Total rental expense (including leases on equipment) was $24.1 million in 1999, $22.3 million in 1998 and $19.1 million in 1997.

Note 7 - Contingencies

Circle is party to routine litigation incidental to its business, which primarily involves claims for goods lost or damaged in transit or improperly shipped. Many of the lawsuits to which Circle is a party are covered by insurance and are being defended by Circle's insurance carriers. Circle has established reserves for these matters and it is management's opinion that the resolution of such litigation will not have a material adverse effect on Circle's consolidated financial statements taken as a whole.

Note 8 - Common Stock

Shareholder Rights Plan

In October 1994, Circle adopted a Shareholder Rights Plan and declared a dividend distribution of one preferred share purchase Right for each outstanding share of Circle's common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $53.00.

The Rights will become exercisable if, without approval of the Board of Directors, a person or group acquires 20% or more of Circle's common stock (or a lesser percentage set by the Board in the case of a person determined to present certain specific risks to Circle and its stockholders, as defined in the plan) or announces a tender offer the consummation of which would result in ownership of 20% or more of the common stock. If a person or group does acquire 20% or more of Circle's stock (or such lesser percentage as has been set with respect to a specific person) each Right unless redeemed will entitle its holder to purchase, at the Right's then current exercise price, a number of the common shares of Circle having a market value at that time of twice the Right's exercise price.

Circle will be entitled to redeem the Rights at .01 cents per Right at any time before a 20% position (or such lesser percentage as has been set with respect to a specific person) has been acquired. Until the Rights become exercisable, Rights certificates will not be sent to stockholders and the Rights will automatically trade with the common stock.

Employee Stock Purchase Plan

In May 1999, Circle adopted an Employee Stock Purchases Plan in order to provide eligible employees of Circle and its participating subsidiaries (including subsidiaries based outside the United States) with the opportunity to purchase common stock through payroll deductions. The employees may purchase Circle stock during a six-month accumulation period at 85% of the lower of (1) the average of the stock's market value on the three consecutive trading days ending with the first day of the accumulation period, or (2) the average of the stock's market value on the three consecutive trading days ending with last day of the accumulation period. However, if the average is lower than the stock's market value on the first day or last day of the accumulation period, the stock's market value on the applicable day shall govern. A maximum of 250,000 shares are authorized for employee purchase under this plan. On January 10, 2000, Circle issued 17,495 shares at an average price of $18.81 per share for the July 1, 1999 to December 31, 1999 accumulation period.

Stock Option Plans

The 1982 Stock Option Plan and the 1990 Stock Option Plan provide for the granting of non-qualified or incentive stock options to officers and key employees for a maximum of 956,250 common shares at not less than fair market value on the date of grant. The Human Resources, Compensation and Nominating Committee of the Board of Directors determine the exercise periods for the options. Under these plans, Stock Options are generally issued with the restriction that no option may be exercised before three years from date of grant nor later than eight years from date of grant.

The 1994 Omnibus Equity Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance unit awards and performance share awards to key employees and consultants of Circle and its subsidiaries. The plan was originally authorized for a maximum of 2,000,000 common shares, and was amended in May 1998 to increase the maximum to 2,500,000 common shares. Stock options under this plan are generally issued at an option price at not less than fair market value on the date of grant. (To date, no incentive or non-qualifying stock options have been granted below fair market value.) Stock options under this plan are generally issued with the restriction that no option may be exercised before one year from the date of grant nor later than ten years from the date of grant.

The 1999 Stock Option Plan permits the grant of Nonqualified Stock Options in order to promote the success, and enhance the value, of Circle by linking the personal interests of Participants to those of Circle shareholders, and by providing Participants with an incentive for outstanding performance. The plan was authorized for a maximum of 125,000 common shares. Stock options under this plan are generally issued at an option price at not less than fair market value on the date of grant. (To date, no incentive or non-qualifying stock options have been granted below fair market value.) Stock options under this plan are generally issued with the restriction that no option may be exercised before one year from the date of grant nor later than ten years from the date of grant.

A summary of stock option transactions for each of the three years ended December 31, 1999, follows:

                                           Shares            Weighted Average
                                        Under Option          Exercise Price
                                        ------------          --------------
Outstanding at December 31, 1996          1,401,842               $16.60
      Granted                               422,950                23.29
      Exercised                            (283,590)               15.40
      Canceled                             (143,923)               16.73
                                          ----------
Outstanding at December 31, 1997          1,397,279                18.93
      Granted                               796,250                23.95
      Exercised                            (113,399)               15.95
      Canceled                             (266,700)               25.58
                                          ----------
Outstanding at December 31, 1998          1,813,430                20.64
      Granted                               343,653                18.58
      Exercised                            (287,007)               15.42
      Canceled                             (206,589)               20.75
                                          ----------
Outstanding at December 31, 1999          1,663,487               $21.03
                                          ==========

                                                  December 31,
                                          1999         1998        1997
                                          ----         ----        ----
Options available for grant             583,662      844,903     841,718
Options exercisable                     785,278      730,974     441,567
Weighted average fair value of options
      granted during the year            $ 6.35       $ 7.20      $ 8.37


The following table summarizes information about stock options outstanding at December 31, 1999:

                          OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                    ----------------------------------  ------------------------
                                 Weighted      Weighted                Weighted
   Range of                       Average      Average                  Average
 Exercisable         Number      Remaining     Exercise      Number    Exercise
    Prices         of Shares  Life (in years)   Price      of Shares     Price
---------------   ----------- --------------- ---------   ----------   ---------
$12.75 - 17.19      421,640        6.76        $ 16.11      147,270     $ 15.16
 17.25 - 20.75      334,249        4.06          18.66      252,525       18.35
 21.00 - 22.75      383,849        6.38          21.93      144,032       22.08
 22.94 - 26.63      435,149        6.15          25.56      219,299       25.89
 26.75 - 27.50       88,600        6.30          27.28       22,152       27.28
                  ----------                              ---------
$12.75 - 27.50    1,663,487        5.95        $ 21.03      785,278     $ 20.79
                  ==========                              =========

SFAS No. 123 Pro Forma Disclosures

Circle applies APB No. 25 and related interpretations in accounting for its Stock Options Plan described above. Accordingly, since all options are granted at fair market value, no compensation cost has been recognized for its options granted. Had compensation cost for Circle's stock option plans been determined based on the fair value at the grant dates of the stock options, consistent with the method suggested in SFAS No. 123, "Accounting for Stock Based Compensation", Circle's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands except per share amounts):

                                    Year ended December 31,
                                 1999          1998         1997
                                 ----          ----         ----

Net Income:   As Reported     $ 23,212      $ 18,515     $ 26,332
              Pro Forma         21,454        16,674       25,142

Net Income per share:
      Basic - As Reported     $  1.35       $  1.09      $  1.57
              Pro Forma          1.25          0.98         1.49

    Diluted - As Reported     $  1.34       $  1.07      $  1.53
              Pro Forma          1.24          0.97         1.46

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model which requires subjective assumptions such as future stock price volatility and expected time to exercise. These assumptions greatly affect the calculated values. Circle's calculations are based on a multiple option valuation approach and cancellations are estimated based on a historical pattern. However, in accordance with SFAS No. 123, the impact of outstanding unvested stock options granted prior to 1995 has been excluded from the pro forma calculation. The 1997, 1998 and 1999 pro forma adjustments are not indicative of future period pro forma adjustments. The following weighted-average assumptions were used:

                                            Year Ended December 31,
                                       1999         1998         1997
                                       ----         ----         ----
Expected dividend yield                1.10%        1.00%        1.00%
Expected volatility                      46%          43%          37%
Risk-free interest rate                5.84%        4.67%        5.62%
Expected lives (years from vesting)     0.7          0.5          0.7

Note 9 - Taxes on Income

Taxes on income include the following (in thousands):

                           1999         1998         1997
                        ---------    ---------    ---------

Federal:   Current      $  2,782     $  2,711     $   (637)
           Deferred       (1,910)       1,199        6,535

State:     Current           817          426        1,370
           Deferred          -            481         (363)

Foreign:   Current        11,787        7,830        7,315
           Deferred         (133)         283          358
                        ---------    ---------    ---------
Total                   $ 13,343     $ 12,930     $ 14,578
                        =========    =========    =========

Significant components of Circle's net deferred tax liability are as follows (in thousands):

                                               1999            1998
                                             --------        --------
Deferred tax liabilities:
Undistributed earnings of subsidiaries       $ 9,043         $ 9,459
Accelerated depreciation                       4,693           5,025
Gain on sale of property                       2,680           2,533
Incentive compensation                             -              16
Investment in subsidiary                         273             273
                                             --------        --------
                                             $16,689         $17,306
                                             ========        ========
Deferred tax assets:
Bad debts                                    $ 1,774         $ 1,292
Vacation pay                                     930             836
Incentive compensation                            75             -
Insurance claims reserves                        979             523
Other                                            329             313
                                             --------        --------
                                             $ 4,087         $ 2,964
                                             --------        --------
Net deferred tax liability                   $12,602         $14,342
                                             ========        ========

Taxes on income were different than the amount computed by applying the statutory income tax rate. Such differences are summarized as follows (in thousands):

                                                    1999       1998       1997
                                                 ---------  ---------  ---------
Income before taxes                              $ 36,555   $ 31,445   $ 40,910

Tax computed at 35% statutory rate                 12,794     11,006     14,319
Increases (decreases) resulting from:
    Foreign taxes lower than federal rate          (1,495)    (1,347)    (1,184)
    Non-deductible items                            1,643      2,273      1,212
    State taxes on income,
       net of federal income tax effect               531        590        654
    Deferred tax adjustment for foreign earnings   (1,800)       -          -
    Accrual adjustments                             1,415        413       (661)
    Other                                             255         (5)       238
                                                 ---------  ---------  ---------
    Total                                        $ 13,343   $ 12,930   $ 14,578
                                                 =========  =========  =========

Taxes on income include deferred income taxes on undistributed earnings (not considered permanently invested) of consolidated subsidiaries, net of applicable foreign tax credits. At December 31, 1999, cumulative earnings of consolidated foreign subsidiaries designated as permanently invested were approximately $15.6 million. Deferred income taxes are not provided on permanently invested earnings.

Sources of pretax income are summarized as follows (in thousands):

                    1999          1998         1997
                  ---------     ---------    ---------
Domestic          $  9,456      $  7,790     $ 18,944
Foreign             27,099        23,655       21,966
                  ---------     ---------    ---------

Total             $ 36,555      $ 31,445     $ 40,910
                  =========     =========    =========

Note 10 - Other Income-Net

Other income-net includes the following (in thousands):

                                  1999           1998           1997
                               ---------      ---------      ---------
Interest income                 $ 2,682        $ 4,416        $ 4,163
Interest expense                 (2,986)        (1,941)        (2,938)
Income from affiliates, net       3,922          3,853          5,785
Gains on sales of assets            815            257            633
Gains (losses) on sales of
   equity securities              4,519            (13)           (20)
Minority interests               (1,092)          (928)        (1,286)
Net foreign exchange gains        1,151          1,365          2,162
Other                               331            607             38
                               ---------      ---------      ---------
Total                           $ 9,342        $ 7,616        $ 8,537
                               =========      =========      =========


Note 11 - Investments in Unconsolidated Affiliates

Investments in net assets of affiliated companies amounted to $48.2 million and $43.0 million at December 31, 1999 and 1998, respectively. This includes Circle's 40% investment in TDS Logistics Inc. (TDS) of $40.8 million and $38.0 million as of December 31, 1999 and 1998, respectively. TDS is primarily involved in providing specialty packaging and services for automotive exports. The TDS investment balance includes the excess of purchase price over net assets of $25.6 million and $26.4 million as of December 31, 1999 and 1998, respectively, which is being amortized over 37 years. The results of operations and financial position of TDS are summarized below (in thousands):

Condensed Income Statement Information for the year ended December 31:
                                          1999           1998          1997
                                        ---------      ---------     ---------
Revenue                                 $ 63,486       $ 77,521      $ 95,981
Income from operations                    13,884         15,348        23,929
Net income                                 8,947          8,682        12,983

Condensed Balance Sheet Information:
                                              December 31,
                                          1999           1998
                                        ---------      ---------
Current assets                          $ 15,881       $ 15,815
Non-current assets                        33,134         31,626
Current liabilities                        9,402          8,807
Non-current liabilities                      439          9,613
Stockholders' equity                      39,174         29,021


Note 12 - Employee Benefit Plans

Circle has a 401(k) Savings Plan in the U.S. under which employees generally may contribute up to 15% of compensation to the plan. For every dollar contributed to the plan, Circle will match 50 cents, up to a maximum of 6% of the employee's compensation. Circle's contributions for the years ended December 31, 1999, 1998 and 1997 were $1.2 million, $1.0 million and $0.9 million, respectively. Circle's contributions vest over a four year period. Circle has various other employee benefit plans outside of the U.S.

Note 13 - Related Party Transaction

In April 1999, Circle sold a 49% interest in its subsidiaries in Spain and Portugal to a Director and Former Chief Executive Officer for $1.3 million. The purchase price was paid one-third at closing and the balance will be in equal installments in October 2000 and April 2002 with interest at 6%. Under the terms of the agreement, the buyer has the right to require Circle to purchase his interest at the then fair value. Circle also has the right to purchase his interest after December 31, 2005. Circle deferred the recognition of the gain of the sale of $866,000 and has recorded this amount in minority interest.

Note 14 - Business Segment Information

Circle's reportable segments are geographic segments that offer similar products and services. They are managed separately because each segment requires close customer contact and each segment is affected by similar economic conditions. Certain information regarding Circle's operations by region is summarized below (in thousands):

                                                Europe &      Asia &
                                                 Middle       South                     Elimi-      Consoli-
                                   Americas       East       Pacific     Corporate     nations       dated
                                  ----------   ----------   ----------   ----------  -----------   ----------
                                                                (in thousands)

Year ended December 31, 1999:
Total revenue                     $ 364,087    $ 197,620    $ 279,642    $     -     $  (27,272)   $ 814,077
Transfers between regions            (8,362)      (8,031)     (10,879)         -         27,272          -
                                  ----------   ----------   ----------   ----------  -----------   ----------
Revenues from customers           $ 355,725    $ 189,589    $ 268,763    $     -     $      -      $ 814,077
                                  ==========   ==========   ==========   ==========  ===========   ==========
Net revenue                       $ 164,964    $  92,006    $  75,022    $     -     $      -      $ 331,992
                                  ==========   ==========   ==========   ==========  ===========   ==========
Income (loss) from operations      $ 22,486    $  14,414    $  18,043    $ (27,730)  $      -      $  27,213
                                  ==========   ==========   ==========   ==========  ===========   ==========
Identifiable assets               $ 211,222    $ 150,432    $ 140,070    $  60,960   $  (17,292)   $ 545,392
                                  ==========   ==========   ==========   ==========  ===========   ==========


Year ended December 31, 1998:
Total revenue                     $ 390,877    $ 167,173    $ 197,330    $     -     $  (17,702)   $ 737,678
Transfers between regions            (6,492)      (3,935)      (7,275)         -         17,702          -
                                  ----------   ----------   ----------   ----------  -----------   ----------
Revenues from customers           $ 384,385    $ 163,238    $ 190,055    $     -     $      -      $ 737,678
                                  ==========   ==========   ==========   ==========  ===========   ==========
Net revenue                       $ 161,095    $  81,361    $  59,224    $     -     $      -      $ 301,680
                                  ==========   ==========   ==========   ==========  ===========   ==========
Income (loss) from operations      $ 24,541    $  12,268    $  9,809     $ (22,789)  $      -      $  23,829
                                  ==========   ==========   ==========   ==========  ===========   ==========
Identifiable assets               $ 191,021    $ 139,300    $ 153,311    $ 118,358   $ (108,261)   $ 493,729
                                  ==========   ==========   ==========   ==========  ===========   ==========


Year ended December 31, 1997:
Total revenue                     $ 422,151    $ 147,628    $ 167,053    $     -     $  (19,843)   $ 716,989
Transfers between regions            (7,442)      (3,613)      (8,788)         -         19,843          -
                                  ----------   ----------   ----------   ----------  -----------   ----------
Revenues from customers           $ 414,709    $ 144,015    $ 158,265    $     -     $      -      $ 716,989
                                  ==========   ==========   ==========   ==========  ===========   ==========
Net revenue                       $ 159,055    $  71,065    $  47,924    $     -     $      -      $ 278,044
                                  ==========   ==========   ==========   ==========  ===========   ==========
Income (loss) from operations      $ 32,037    $  10,408    $   9,169    $ (19,241)  $      -      $  32,373
                                  ==========   ==========   ==========   ==========  ===========   ==========
Identifiable assets               $ 214,520    $ 117,432    $ 102,098    $ 123,914   $ (123,565)   $ 434,399
                                  ==========   ==========   ==========   ==========  ===========   ==========

Revenue from transfers between regions represents approximate amounts that would be charged if the services were provided by an unaffiliated company. Total regional revenue is reconciled with total consolidated revenue by eliminating inter-regional revenue.

     Circle is domiciled in the U.S. The U.S. had revenues from external customers of $329 million in 1999, $356 million in 1998, and $382 million in 1997. The U.S. had long lived assets of $57 million and $41 million at the end of 1999 and 1998, respectively.

The following tables show the approximate amounts of revenue and net revenue attributable to Circle's principal services during each of the three years in the period ended December 31, 1999 (in thousands):

                                      Year Ended December 31,
                                 1999            1998            1997
                              ----------      ----------      ----------
Revenue:
Air freight forwarding        $ 528,698       $ 482,701       $ 471,563
Ocean freight forwarding        130,478         111,938         111,200
Customs brokerage and other     154,901         143,039         134,226
                              ----------      ----------      ----------
   Total                      $ 814,077       $ 737,678       $ 716,989
                              ==========      ==========      ==========


Net Revenue:
Air freight forwarding        $ 130,065       $ 118,170       $ 106,210
Ocean freight forwarding        47,026           40,471          37,608
Customs brokerage and other    154,901          143,039         134,226
                              ----------      ----------      ----------
   Total                      $ 331,992       $ 301,680       $ 278,044
                              ==========      ==========      ==========

Note 15 - Quarterly Data (unaudited)

(in thousands, except per share amounts)
                                           Net     Net Income (Loss)
                                Net      Income        per share       Dividends
                   Revenue    Revenue    (Loss)    Basic     Diluted   per share
                   --------   --------  --------  -------------------  ---------
1999 Quarters
   4th Quarter    $ 231,046   $ 90,793  $ 9,757     $ 0.56     $ 0.56   $ 0.135
   3rd Quarter      204,963     83,582    6,760       0.39       0.39       -
   2nd Quarter      195,215     81,451    4,820       0.28       0.28     0.135
   1st Quarter      182,853     76,166    1,875       0.11       0.11       -


1998 Quarters
   4th Quarter    $ 206,706   $ 82,517  $ 5,757     $ 0.34     $ 0.34   $ 0.135
   3rd Quarter*     190,799     77,585     (544)     (0.03)     (0.03)      -
   2nd Quarter      174,760     73,005    7,857       0.46       0.45     0.135
   1st Quarter      165,413     68,573    5,445       0.32       0.31       -

* Net loss includes special charges of $8.1 million, ($0.47 per diluted share).

Independent Auditors' Report

The Board of Directors and Stockholders of Circle International Group, Inc.:

We have audited the accompanying consolidated balance sheets of Circle International Group, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated income statements, statements of stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Circle International Group, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.





/S/ DELOITTE & TOUCHE LLP
San Francisco, California
March 29, 2000